Exhibit 99.1

PYR Energy Corporation
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                                  NEWS RELEASE
                                November 22, 2006

    PYR ENERGY REPORTS INCREASED RESERVES AND PROVIDES OPERATIONAL UPDATE FOR
                           FISCAL YEAR AUGUST 31, 2006

DENVER - PYR Energy Corporation (AMEX:PYR) today announced an update on recent Company operations and year end reserves for its fiscal year ended August 31, 2006, during which it recorded increased production, reserves and total proved reserves. The Company's net production for fiscal 2006 increased by 65% to 1.27 Bcfe compared with 765.7 MMcfe for fiscal 2005. Additionally, 2006 production received an average price of $8.15 per Mcfe, compared with an average price realization of $7.96 per Mcfe in 2005. As of August 31, 2006, net production was approximately 3.5 MMcfe per day compared to 2.1 MMcfe per day as of August 31, 2005. The production increase of approximately 500.0 MMcfe is attributed to production from the new wells drilled and completed during fiscal 2006, particularly the Scharff wells in Oklahoma, the Lackey Gas Unit #2 well in Texas and the #1-30 Duck Federal well in Wyoming and additional production received from the purchased interest in the Hansford producing wells in Texas. Current net production is approximately 5.1 MMcfe per day with no hedges in place.

August 31, 2006 estimates of total proved reserves were 9.5 Bcfe, which represents a 34% increase compared with August 31, 2005 estimates of 7.1 Bcfe. This increase resulted principally from the addition of estimated proved reserves from new proved developed producing and proved undeveloped additions related to development in the expanded Yegua trend of south Texas and completion of the #1-30 Duck Federal well in Uinta County Wyoming. As of August 31, 2006, proved developed producing reserves are estimated at 4.4 Bcfe, proved developed non-producing reserves are estimated at 1.4 Bcfe and proved undeveloped reserves are estimated at 3.6 Bcfe. Using current market product prices in effect at the end of each fiscal year and a discount rate of 10% as prescribed by SEC regulation, our total discounted future after-tax net cash flows were estimated to be approximately $28.7 million and $28.8 million for total proved reserves for the years ended August 31, 2006 and 2005, respectively. Reserve additions in fiscal 2006 were offset by a decrease of 53% in gas prices from August 31, 2005. Market prices for natural gas and oil were $11.74 per Mcf of gas and $66.95 per Bbl of oil at August 31, 2005 and $5.49 per Mcf of gas and $67.12 per Bbl of oil at August 31, 2006.
..
OPERATIONAL UPDATE ROCKY MOUNTAINS
Mallard Project. At our Mallard project in Uinta County, Wyoming, three and one-half inch tubing has been successfully installed inside of the seven-inch casing of the well-bore for the # 1-30 Duck Federal well. As a result of difficulty in removing a retrievable mechanical plug, along with the shut-down for the actual tubing operation, the well was off-line from August through mid-November 2006, and production was down sharply. Thirty days prior to the tubing installation, production averaged 4.0 MMcf per day of gas, 61 barrels of associated condensate, and 325 barrels of water. Since mid-November 2006, when the well was recently brought back on-line, it has produced on average approximately 5.0 MMcf per day of gas, 75 barrels of condensate and 371 barrels of water using a 16/64th choke. Production is expected to improve as the well continues to clean-up and stabilize. The 23 square miles of 3-D seismic that the Company is participating in to define future drilling locations has been completed. The Company is participating with a 28.75% working interest in the #1-30 Duck Federal well and 3-D seismic. The Company believes there are additional proved undeveloped (PUD) locations to drill within its acreage position. The #1-30 Duck Federal represents a development well within the Whitney Canyon-Carter Creek Field complex. Of the more than 2.1 TCF that has been produced to date from this Field, over 80% of the production is from the Mission Canyon formation, which is the primary producing formation for the #1-30 Duck Federal.

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In addition, PYR and the other working interest owners have begun the process to re-enter and sidetrack the now-abandoned UPRC 25-1 well, located approximately 2400' north of the Duck Federal. PYR believes economic reserves can be found within the porosity zones, accessible via a sidetrack. The Company expects to be drilling this well before the end of December 2006.

TEXAS AND GULF COAST:
Nome Field. The Sun Fee GU #1-ST well, which produces from the upper Yegua, and was initiated in late May 2004, and beginning in early June 2004, averaged approximately 19.3 MMcfe per day. The well continues to produce at an average rate of 11.0 MMcfe/day. At the end of October 2006, the well had cumulative production of approximately 11.7 Bcfe. We and the other working interest partners control approximately 4,200 of gross leasehold acres in the project. Wells drilled in this prospect are subject to a 50% net profits interest agreement, reducing to 25% after the payout of the net profit interest to Venus Exploration Trust. We are currently in litigation with the operator of the Sun Fee Well, Samson Lone Star L.P, concerning, among other matters, Samson's pooling of certain lands into the production unit and the corresponding reduction in our working interest.


At the Nome Field, in Jefferson County, Texas, the Nome-Long #1 well has reached total depth of 15,800 feet. Based on log analysis, the Company believes that the well has found significant pay in the upper Yegua (EY-3) sandstone at a measured depth of 14,200 feet. Multiple wireline tests indicate formation pressure averaging approximately 12,700 psi in this zone. Additional pay was logged in shallower Yegua zones. The operator has commenced completion operations and we anticipate that subsequent testing of the indicated pay zone will take place by the end of December 2006. PYR is participating with an 8.33% working interest. Wells drilled in this prospect are subject to the Venus Trust's initial net profits interest of 50%.

Madison Prospect. At the Madison project in the northern part of the Constitution Field, located in Jefferson County, Texas, the Maness Gas Unit #1 well, which had recently undergone an extensive and complicated workover during the 2006 summer to replace production tubing damaged by corrosion and scaling, is flowing at approximately 1.9 MMcfe per day to sales at this time. The well continues to build pressure and volume, and we expect the well to continue to improve. At the time of shut-in for the workover, the Maness GU#1 had cumulative production of 2.6 Bcfe and was averaging gross production of approximately 3.9 MMcfe/day. The Company is participating with a 12.5% working interest. This well is subject to the Venus Trust's initial net profits interest of 50%.

Also in the Madison Prospect, the Wall #1 well, a PUD location offsetting the Maness GU#1 well, has reached total depth and completion operations are in progress. The Company believes the well will be flowing to sales in the next several weeks. Pending results from this test, the Company anticipates that additional PUD locations should be drilled in the summer of 2007. PYR is participating for a 17.5% working interest in this development well. Wells drilled in this prospect are subject to the Venus Trust's initial net profits of 50%.

Tortuga Grande Prospect. At the Tortuga project in Smith County, Texas, the Chisum #1 well was completed last year in the lower Rodessa section and is currently producing at approximately 820 Mcfe per day. Rodessa production, within 3 miles to the north and northeast of the Chisum location, has yielded cumulative production ranging up to 6.4 Bcfe per well. Additional drilling locations to fully exploit the Rodessa potential in the project area have been identified, subject to the 3D seismic survey. The Company owns a 28.57% working interest in the Chisum well and surrounding acreage. The Company and the operator also control approximately 9,800 acres of leasehold in the project. Wells drilled in this prospect are subject to the Venus Trust's net profits interest.

West Westbury Prospect. This prospect, located in Jefferson County, Texas, targets Yegua sand reservoirs. The prospect, based on 3D seismic amplitude, is located approximately 1.5 miles to the southwest of an analog well that was

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completed in October of 2004 and in which PYR does not have an interest. This analog well, located in the same fault block but subject to different seismic attributes, had cumulative production of 21.9 Bcfe through April 2006 and is currently producing 35.0 MMcf of gas and 1700 barrels of condensate per day. Recently, a second well in which PYR does not have an interest, the Paggi Broussard #2, was drilled and is producing 28.0 MMcfd and 1500 barrels of condensate per day. The Paggi Broussard #2 also is in the same fault block with different seismic attributes than PYR's acreage. PYR owns 100% of the prospect, which consists of approximately 388 acres, and is currently marketing its interest in this exploration prospect to industry partners.

Wilburton Field. In the Wilburton field located in Latimer County, Oklahoma, the Scharff #7-1 was completed and is producing approximately 16.0 MMcfe per day. The Scharff #8-1 was recently completed after the Scharff #7-1 and is producing approximately 13.0 MMcfe per day. The Scharff #6-1 and #5-1 continue to produce at 6.0 MMcfe and 25.0 MMcfe per day respectively. PYR owns a 2.42% working interest in each of the Scharff # 5-1, 6-1, 7-1, and 8-1 wells.

Hansford Project. Located in Hansford County of the Texas Panhandle, the Hansford project is a development project at the southern end of the Houghton Embayment. As of August 31, 2006, the Company's estimated proved reserves in the Hansford project are approximately 2.5 BCF, of which 65% are classified as PUD. PYR owns 100% working interest on the majority of the acreage, which includes three producing wells and two PUD locations. The Lackey GU #2 completed earlier this year is currently producing between 200 and 300 Mcf per day. The Lackey GU #1, which underwent a work over is currently producing between 200 and 300 Mcf per day. Future drilling opportunities are currently being evaluated.

Commenting on the year-end results, Ken Berry, President and Chief Executive Officer of the Company, stated, "We are extremely pleased with our progress during fiscal 2006, which resulted in increased daily production and reserves. We continue to expand on our exploration discoveries in Texas and Wyoming and the Company is very excited about the potential impact of its Mallard project, especially as we near the drilling of the UPRC 25-1 re-entry well. We anticipate that our current drilling portfolio of development and exploration wells will drive our growth into 2007 as we continue to look for niche acquisitions and consider strategic alternatives. "




                                                             Increase (Decrease)
                                                             -------------------
Production Data:                            2006      2005     Amount   Percent
                                            ----      ----     ------   -------
     Natural gas (Mcf)                   915,973   392,067    523,906      134%
     Oil (Bbls)                           53,049    61,948     (8,899)     (14%)
     Natural gas liquids (Bbls)            5,267       336      4,931     1468%
     Combined volumes (Mcfe)           1,265,869   765,771    500,098       65%
     Daily combined volumes (Mcfe/d)       3,468     2,098      1,370       65%

Average Prices:
     Natural gas (per Mcf)                 $7.32     $7.54     $(0.22)      (3%)
     Oil (per Bbl)                         63.55     50.04      13.51       27%
     Natural gas liquids (per Bbl)         34.83     29.53       5.30       18%
     Combined (per Mcfe)                    8.15      7.96       0.19        2%


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                                                     As of August 31,
                                                 2005                2006
                                               -------             -------
Estimated Net Proved Reserves :
Natural gas (MMcf)                               3,668              5,740
Oil & NGLs (MBbls)                                 566                628
Total (MMcfe)                                    7,064              9,508
Percent proved developed                         61.8%              61.7%
Standardized Measure (in thousands)            $28,752            $28,685





Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration, development, and production of natural gas and crude oil. At the current time, PYR's activities are focused in select areas of the Rocky Mountain region, Texas, and the Gulf Coast. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.

                                      # # #

This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release includes the opinions of PYR Energy and does not necessarily include the views of any other person or entity. This release may not have been reviewed or approved by the operator and/ or participants in any of the projects discussed.



Contact:
Ken Berry, President & CEO
Tucker Franciscus, Vice President
1675 Broadway, Suite 2450
Denver, CO  80202
303.825.3748
Fax: 303.825.3768